                                                                    EXHIBIT 11.1

                   STATEMENT RE COMPUTATION OF SHARE EARNINGS


                                                                 Year Ended December 31
                                                1998                     1997                       1996
                                                ----                     ----                       ----
        Net income (loss)                    $4,871,614               $7,246,457                 ($858,116)
        Weighted average common
        shares outstanding                   10,316,418                9,614,278                 5,142,763

        Basic income (loss) per                   $0.47                    $0.75                    ($0.17)
        share

        Dilutive effect of
        options and warrants                    829,508                1,280,337                         -
        outstanding under
        treasury stock method

                                             11,145,926               10,894,615                 5,142,763

        Diluted income (loss) per                 $0.44                    $0.67                    ($0.17)
        share

